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                                                                    EXHIBIT 12.1

                                  TIME WARNER
                      RATIO OF EARNINGS TO FIXED CHARGES
                          (In milions, except ratios)
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
                                                       Pro Forma                                 Historical
                                                ---------------------------  ----------------------------------------------------
                                                                             Six Months
                                                  Six Months     Year          Ended                Years Ended December 31,
                                                    Ended       Ended         June 30,     --------------------------------------
                                                   June 30,   December 31,  -----------               Restated
                                                     1995        1994       1995   1994   1994  1993   1992   1992   1991    1990
                                                  ----------  -----------   ----   ----   ----  ----   ----   ----   ----    ----
Earnings:
--------
    Net income (loss) before income taxes
     and extraordinary item..............         $ (124)      $ (321)      $ 33   $ 19  $   89 $   81 $  323 $  320 $   52 $ (145)
    Interest expense.....................            624        1,145        429    374     769    698    287    729    912  1,096
    Amortization of capitalized
     interest............................              7            9          2      1       2     --      1     19     23     22
    Portion of rents representative of an
     interest factor.....................             41           81         26     27      52     54     52     85     78     74
    Adjustment for partially owned
     subsidiaries and 50% owned
     companies...........................            319          613        356    321     665    663    590     97     73     57
    Undistributed losses of less than
     50% owned companies.................             36           44         34     37      82     47     56     56     56     17
                                                  ------       ------       ----   ----  ------ ------ ------ ------ ------ ------
      Total earnings.....................         $  903       $1,571       $680   $779  $1,659 $1,543 $1,309 $1,306 $1,194 $1,121
                                                  ======       ======       ====   ====  ====== ====== ====== ====== ====== ======
Fixed Charges:
-------------
    Interest expense.....................         $  624       $1,145       $429   $374  $  769 $  698 $  287 $  729 $  912 $1,096
    Capitalized interest.................              9           16          2     --       2     --     --     15     17     19
    Portion of rents representative of
     an interest factor..................             41           51         26     27      52     54     52     85     78     74
    Preferred stock dividend requirements
     of majority owned subs..............              7           15         --     --      --     --     --     --     --     --
    Adjustment for partially owned
     subsidiaries and 50% owned
     companies...........................            322          616        359    320     668    664    571     81     45     33
                                                  ------       ------       ----   ----  ------ ------ ------  ----- ------ ------
      Total fixed charges ...............         $1,003       $1,673       $816   $721  $1,491 $1,416 $  910  $ 910 $1,052 $1,222
                                                  ======       ======       ====   ====  ====== ====== ======  ===== ====== ======
Ratio of earnings to fixed charges
 (deficiency in the coverage of fixed
 charges by earnings before fixed
 charges)................................         $ (100)      $ (302)      1.1x   1.1x    1.1x   1.1x   1.4x    1.4x  1.1x $ (101)
                                                  ======       ======       ====   ====  ====== ====== ======  ===== ====== ======
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